Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-3 of Response Genetics, Inc. and Subsidiary (the “Company”) of our report dated March 31, 2009, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP
Los Angeles, California
May 15, 2009